Exhibit 1.18


                              DEL WEBB CORPORATION

               SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN NO. 1 AND 2

                             PARTICIPATION AGREEMENT
                         (AMENDED AND RESTATED EFFECTIVE
                             AS OF JANUARY 1, 2000)


     This amended and restated Participation Agreement is entered into as of this 1st day of January, 2000, between Del Webb Corporation, a Delaware corporation ("Employer"), and John A. Spencer ("Participant").

                                    RECITALS

     A. Participant is a participant in the Del Webb Corporation Supplemental Executive Retirement Plan No. 1 (the "Plan").

     B. Employer and Participant desire to amend and restate the Participation Agreement and to modify and supplement the Plan as it relates to Participant, all as set forth herein.

     NOW, THEREFORE, the parties hereby agree as follows:

1.   GENERAL

     Participant's participation in the Plan is hereby reaffirmed.

2.   THE PLAN

     This Participation Agreement is subject to all of the terms and provisions of the Plan, except to the extent that the Plan is modified and supplemented below as it applies to Participant. The Plan is expressly incorporated by reference into this Participation Agreement. By signing this Participation Agreement, Participant acknowledges receipt of a copy of the Plan and confirms his understanding and acceptance of all of the terms, conditions and provisions of the Plan.

3.   MODIFICATIONS

     Pursuant to paragraph 8.3 of the Plan, which was added by the First Amendment, the provisions of the Plan as they apply to Participant are modified and supplemented as follows:

     (a) EARLY RETIREMENT. If Participant's employment is continued until Participant has attained age 58, the reduction called for by paragraph 4.3(d) shall not apply. Nothing in this Agreement or the Plan shall imply that retirement is expected at any particular age.
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     (b) DEFINITIONS. For purposes of the Plan and this Participation Agreement, the terms "Cause," "Change in Control," and "Good Reason" shall have the meanings ascribed to those terms in the Employment Agreement entered into between Employer and Participant, dated as of January 1, 2000, as it may be amended from time to time, rather than the definitions included in paragraph 4.6 of the Plan. The Employment Agreement includes two definitions of Good Reason, the standard definition that applies prior to a Change in Control and a modified definition that applies after a Change in Control. The standard definition will apply for purposes of the Plan and this Participation Agreement unless and until a Change in Control occurs, after which the special post-Change in Control definition will apply.

4.   CONVERSION TO SERP NO. 1

     When Participant attains age 55, he shall no longer be a participant in SERP No. 1, and shall become a participant in SERP No. 2. The modifications set forth in this Participation Agreement shall apply with respect to SERP No. 2.


                                        EMPLOYER:

                                        DEL WEBB CORPORATION


                                        By:
                                            ------------------------------------

                                            Title:
                                                   -----------------------------


                                        PARTICIPANT:


                                        ----------------------------------------
                                        John A. Spencer

                                        2